Evolus Reports Second Quarter 2021 Results and Provides Business Update
Record Quarter: Net Revenue grew 235% Year-over-Year to $26.1 Million
Exceeded Annualized Revenue Run Rate Goal of $100 Million
Low Q2 Cash Burn Resulting in $131.7 Million Cash Position at Quarter-End
On Track for European Launch in Early 2022, a $470 Million Market1

Newport Beach, Calif., August 4, 2021 - Evolus, Inc. (Nasdaq: EOLS), a performance beauty company with a customer-centric approach focused on delivering breakthrough products, today reported financial results for the second quarter ended June 30, 2021 and provided a business update.
“The record level of sales we reported this quarter, our first full quarter following the successful resolution of our legal matters earlier this year, clearly demonstrates the resilience of Evolus and the strong underlying demand for Jeuveau®,” said David Moatazedi, President and Chief Executive Officer. “Our strong second quarter sets a new baseline from which we plan to grow and positions us to achieve record sales in the second half of the year. We expect our differentiated approach of co-branding with accounts to target a younger demographic will fuel our strong momentum. As we look beyond 2021, we are committed to expanding our presence even further and becoming a global leader in the aesthetics industry.”
Second Quarter 2021 Highlights and Recent Corporate Developments
•Strong second quarter 2021 commercial performance drivers:
◦Jeuveau® net revenues were $26.1 million, up strongly compared to the second quarter of 2020, driven primarily by higher volumes.
◦Increased Jeuveau® purchasing account base to more than 6,000 customers.
◦Over 200,000 consumers registered in the Evolus customer loyalty program as compared to 122,000 at year-end 2020, a 66% increase2.
◦Co-branded advertising continuing to efficiently drive greater brand awareness and higher consumer interest.
◦Strong recovery of the U.S. aesthetics market and an increasing demand for toxin products among existing and new patients.
•On track for European launch in early 2022, representing an estimated $470 million botulinum toxin market1 in 2022 in which the company will compete.
•Publication of peer-reviewed article highlighting efficacy and safety of Jeuveau® in patients with skin of color.
Second Quarter 2021 Financial Results and Outlook
•Total net revenues increased 234.6% to $26.1 million from $7.8 million in the second quarter of 2020, consisting of $25.4 million of U.S. Jeuveau® net revenue and $0.7 million of service revenue from international sales.
•Gross profit margin and adjusted gross profit margin were 53.9% and 56.7%, respectively. Based on its current performance, the company is increasing its full year 2021 adjusted gross profit margin target to a range of 54% to 57%. Adjusted gross profit margin excludes amortization of intangibles and a settlement payment from Daewoong. Beginning in the fourth quarter of 2022, the gross profit margin is expected to exceed 70% due to reduced settlement royalty rates.

•GAAP loss from operations improved 19% to $15.3 million from $18.9 million in the second quarter of 2020.
•Non-GAAP loss from operations improved 25% to $9.3 million from $12.4 million in the second quarter of 2020, primarily due to increased revenue in the second quarter of 2021 and a $3.0 million COVID-related restructuring charge in the second quarter of 2020.
•Cash and cash equivalents at June 30, 2021 were $131.7 million, compared to $22.2 million at March 31, 2021. The company expects its June 30, 2021 cash position to sufficiently fund its operations for at least the next 12 months.
•For the second quarter ended June 30, 2021, the company had approximately 51.2 million weighted average shares of common stock outstanding.
Conference Call Information
Management will host a conference call and live webcast to discuss Evolus’ financial results today at 4:30 p.m. ET. To participate in the conference call, dial (877) 407-6184 (U.S.) or (201) 389-0877 (international) or connect to the live webcast via the link on the Investor Relations page of the Evolus website at www.evolus.com.
Following the completion of the call, a telephonic replay can be accessed by dialing (877) 660-6853 (U.S.) or (201) 612-7415 (international). An archived webcast, which will remain available for 30 days, can also be accessed on the Investor Relations page of the Evolus website at www.evolus.com.
About Evolus, Inc.
Evolus is a performance beauty company with a customer-centric approach focused on delivering breakthrough products. In 2019, the U.S. Food and Drug Administration approved Jeuveau® (prabotulinumtoxinA-xvfs), the first and only neurotoxin dedicated exclusively to aesthetics and manufactured in a state-of-the-art facility using Hi-Pure™ technology. Jeuveau® is powered by Evolus’ unique technology platform and is designed to transform the aesthetic market by eliminating the friction points existing for customers today. Visit us at: www.evolus.com.
Forward-Looking Statements
This press release contains forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements that relate to the status of regulatory processes, future plans, events, prospects or performance and statements containing the words “plans,” “expects,” “believes,” “strategy,” “opportunity,” “anticipates,” “outlook,” “designed,” or other forms of these words or similar expressions, although not all forward-looking statements contain these identifying words. The company’s forward-looking statements include, but are not limited to, statements made by Mr. Moatazedi regarding the effect of recent events on the company’s trends, expectations about the company’s sales in the second half of 2021, effectiveness of the company’s marketing partnership with customers and ability to expand the company’s presence, statements regarding expectations about the recovery of the U.S. aesthetics market and demand for toxin products, statements about the European launch and the potential market opportunity thereof, and statements regarding the company’s financial outlook related to its gross profit margin and adjusted gross profit margin profile. Forward-looking statements are based on current estimates and assumptions made by management of the company and are believed to be reasonable, though they are inherently uncertain and difficult to predict.
Forward-looking statements involve risks and uncertainties that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements. Factors that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements include uncertainties associated with our ability to address all of our losses, costs, expenses, liabilities and damages resulting from the settlement agreement with Daewoong and our ability to comply with the terms and conditions in the Allergan/Medytox Settlement Agreements, including the effect on our pricing, discounts we may offer to our customers and the volume of purchases by our customers, the continued impact of COVID-19 on our business and the economy generally, uncertainties related to customer and consumer adoption of Jeuveau®, the efficiency and operability of our digital platform, competition and market dynamics, and our ability to maintain regulatory approval of Jeuveau® and other risks described in the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 as filed with the Securities and Exchange Commission on May 12, 2021, which is available online at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by law, Evolus undertakes no obligation to update or revise any forward-looking statements to reflect new information, changed circumstances or unanticipated events. If the company does update or revise one or more of these statements, investors and others should not conclude that the company will make additional updates or corrections.
Use of Non-GAAP Financial Measures
Evolus’ financial results are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This press release and the reconciliation tables included in the financial schedules below include adjusted gross profit, adjusted gross profit margin, non-GAAP operating expenses and non-GAAP loss from operations. Adjusted gross profit is calculated as gross profit excluding the one-time settlement payment from Daewoong and amortization of an intangible asset. Adjusted gross profit margin is defined as adjusted gross profit as a percentage of total net revenues. Non-GAAP operating expenses and non-GAAP loss from operations exclude, as applicable, (i) one-time settlement payment from Daewoong, (ii) the revaluation of contingent royalty obligations, (iii) stock-based compensation expense, and (iv) depreciation and amortization. Management believes that adjusted gross profit margin is an important measure for investors because management uses adjusted gross profit margin as a key performance indicator to evaluate the profitability of sales without giving effect to costs that are not core to our cost of sales, such as the settlement payment from Daewoong and the amortization of an intangible asset. Management believes that non-GAAP operating expenses and non-GAAP loss from operations are useful in helping to identify the company’s core operating performance and enables management to consistently analyze the period-to-period financial performance of the core business operations. Management also believes that non-GAAP operating expenses, and non-GAAP loss from operations, will enable investors to assess the company in the same way that management has historically assessed the company’s operating expenses against comparable companies with conventional accounting methodologies. The company’s definitions of adjusted gross profit, adjusted gross profit margin, non-GAAP operating expenses and non-GAAP loss from operations have limitations as analytical tools and may differ from other companies reporting similarly named measures. Non-GAAP measures should not be considered measures of financial performance under GAAP, and the items excluded from such non-GAAP measures should not be considered in isolation or as alternatives to financial statement data presented in the financial statements as an indicator of financial performance or liquidity. Non-GAAP measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP results.

For a reconciliation of our historical adjusted gross profit margin, non-GAAP operating expenses and non-GAAP loss from operations presented herein to gross profit margin, GAAP operating expenses and GAAP loss from operations, the most directly comparable GAAP financial measures, please see “Reconciliation of Gross Profit Margin to Adjusted Gross Profit Margin” and “Reconciliation of GAAP Operating Expenses and GAAP Loss from Operations to Non-GAAP Operating Expenses and Non-GAAP Loss from Operations” in the financial schedules below.
Jeuveau® is a registered trademark and Nuceiva™ is a trademark of Evolus, Inc.
Hi-Pure™ is a trademark of Daewoong Pharmaceutical Co, Ltd

1 Estimated total botulinum toxin market value for Europe in 2022; Clarivate Aesthetic Injectables Market Insights (November 2020)

2 Represents cumulative statistics from the launch of Evolus Rewards in May 2020 through August 2, 2021.

Evolus, Inc. Contacts:
Investor Contact:
David K. Erickson, Evolus, Inc.
Vice President, Investor Relations
Tel: 949-966-1798
Email: david.erickson@evolus.com

Media Contact:
Crystal Muilenburg, Evolus, Inc.
Chief Marketing Officer
Tel: 949-284-4506
Email: media@evolus.com

Evolus, Inc.
Statements of Operations and Comprehensive Loss
(Unaudited, in thousands, except loss per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue:
Product revenue, net	$25,396	$7,806	$37,637	$18,302
Service revenue	702	—	702	—
Total net revenues	26,098	7,806	38,339	18,302

Operating expenses:
Product cost of sales (excludes amortization of intangible assets)	11,302	1,948	16,210	6,167
Settlement payment from Daewoong	—	—	(25,500)	—
Selling, general and administrative	26,472	17,553	47,149	48,852
Research and development	499	145	1,340	653
Revaluation of contingent royalty obligation payable to Evolus Founders	1,381	2,433	2,649	(7,451)
Depreciation and amortization	1,746	1,658	3,779	3,407
Restructuring costs	—	2,956	—	2,956
Total operating expenses	41,400	26,693	45,627	54,584
Loss from operations	(15,302)	(18,887)	(7,288)	(36,282)
Other income (expense):
Interest income	1	224	1	598
Interest expense	(300)	(2,464)	(945)	(4,922)
Loss from extinguishment of debts, net	—	—	(968)	—
Loss before income taxes:	(15,601)	(21,127)	(9,200)	(40,606)
Income tax (benefit) expense	—	(2)	—	254
Net loss	$(15,601)	$(21,125)	$(9,200)	$(40,860)
Other comprehensive (loss) gain:
Unrealized gain on available-for-sale securities, net of tax	—	(206)	—	13
Comprehensive loss	$(15,601)	$(21,331)	$(9,200)	$(40,847)
Net loss per share, basic and diluted	$(0.31)	$(0.63)	$(0.21)	$(1.21)
Weighted-average shares outstanding used to compute basic and diluted net loss per share	51,150	33,733	44,164	33,727

Evolus, Inc.
Summary of Balance Sheet Data
(Unaudited, in thousands)

	June 30, 2021	December 31, 2020
Balance Sheet Data:
Cash and cash equivalents	$131,737	$102,562
Short-term investments	—	5,000
Total cash, cash equivalents and short-term investments	$131,737	$107,562

Working capital	$74,604	$(52,636)
Total assets	$239,863	$209,068
Total current liabilities	$87,286	$180,248
Total liabilities	$133,725	$282,026
Accumulated deficit	$(385,272)	$(376,072)
Total stockholders’ equity (deficit)	$106,138	$(72,958)

Evolus, Inc.
Reconciliation of Gross Profit Margin to Adjusted Gross Profit Margin
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Total net revenues	$26,098	$7,806	$38,339	$18,302
Cost of sales:
Product cost of sales (excludes amortization of intangible assets)	11,302	1,948	16,210	6,167
Settlement payment from Daewoong	—	—	(25,500)	—
Amortization of distribution right intangible asset	739	739	1,462	1,478
Total cost of sales	12,041	2,687	(7,828)	7,645
Gross profit	14,057	5,119	46,167	10,657
Gross profit margin	53.9%	65.6%	120.4%	58.2%
Add: Settlement payment from Daewoong	—	—	(25,500)	—
Add: Amortization of distribution right intangible asset	739	739	1,462	1,478
Adjusted gross profit	$14,796	$5,858	$22,129	$12,135
Adjusted gross profit margin	56.7%	75.0%	57.7%	66.3%

Evolus, Inc.
Reconciliation of GAAP Operating Expenses and GAAP Loss from Operations to
Non-GAAP Operating Expenses and Non-GAAP Loss from Operations
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
GAAP operating expense	$41,400	$26,693	$45,627	$54,584
GAAP loss from operations	$15,302	$18,887	$7,288	$36,282
Adjustments:
Settlement payment from Daewoong	—	—	(25,500)	—
Revaluation of contingent royalty obligation payable to Evolus Founders	1,381	2,433	2,649	(7,451)
Stock-based compensation:
Included in selling, general and administrative	2,810	2,338	4,385	4,878
Included in research and development	52	36	66	124
Depreciation and amortization	1,746	1,658	3,779	3,407
Non-GAAP operating expense	$35,411	$20,228	$60,248	$53,626
Non-GAAP loss from operations	$9,313	$12,422	$21,909	$35,324